Exhibit 99.2

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

April 16, 2010

Dear Security Holder:

Enclosed with this letter is a copy of our prospectus in connection with our offer to issue shares of Independent Bank Corporation common stock in exchange for the trust preferred securities you hold that were issued by IBC Capital Finance II (Nasdaq: IBCPO).  As explained in the prospectus, we are offering to issue you a number of shares of our common stock having a certain dollar value for each trust preferred security tendered by you and accepted by us for exchange.  To encourage early participation in this offer, we are issuing an additional amount of common stock for those persons that tender prior to 5:00 p.m., Eastern Time, on Monday, May 17, 2010, as follows:

Liquidation Amount per Trust Preferred Security:	$25.00
Value of Common Stock Offered if Tender By 5:00 p.m., Eastern Time, on Monday, May 17, 2010:	$22.65
Value of Common Stock Offered if Tender After 5:00 p.m., Eastern Time, on Monday, May 17, 2010:	$21.40

The number of shares of common stock you will receive in exchange for each trust preferred security you properly tender and do not withdraw will be equal to the applicable value set forth above, divided by an average of our stock price at the time the offer expires, as described in detail in the prospectus.

The dollar value of the common shares offered is equal to 80% of the liquidation amount of each trust preferred security, plus 100% of all accrued and unpaid dividends through May 31, 2010.  In addition, for trust preferred securities tendered prior to the early May 17, 2010 deadline, the dollar value includes an additional premium equal to 5% of the liquidation amount of each trust preferred security.

This offer was launched on April 16, 2010, and is scheduled to expire on Tuesday, June 1, 2010 at 11:59 p.m., Eastern Time.  To participate, you must tender before the expiration date.  If you would like to participate and you hold your trust preferred securities in "street name" (i.e., through a bank, broker, or other third party), please contact that third party to determine the amount of advance notice it will require to timely process your request.

We urge you to carefully read the entire Prospectus that is enclosed because it contains important information.  You may also obtain this information, free of charge, at the Securities and Exchange Commission's website (www.sec.gov) and at our website (www.independentbank.com).

Your participation is important to Independent Bank Corporation, regardless of the number of trust preferred securities you own.  For more information, please contact our Information Agent for this offer, D.F. King & Co., Inc., at (800) 431-9643 or, if applicable, your broker.

We appreciate your continued support of Independent Bank Corporation.

Sincerely,

/s/ Michael M. Magee, Jr.

MICHAEL M. MAGEE, JR.
President and CEO